UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2015

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49908	75-3056237
(State or other jurisdiction of incorporation)	(SEC File Number)	(I.R.S. Employer Identification No.)

1111 Main Street, Suite 660 Vancouver, Washington		98660
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (360) 980-8524

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

Between December 10, 2015 and December 23, 2015, CytoDyn Inc., a Delaware corporation (the “Company”), issued in private placements to accredited investors an aggregate of 5,944,936 shares of its common stock, par value $0.001 per share (the “Common Stock”), together with warrants to purchase an aggregate of 2,972,461 shares of Common Stock at an exercise price of $0.75 per share, for aggregate gross proceeds to the Company of approximately $4.5 million. The Company also became obligated to issue warrants to purchase an aggregate of 680,108 shares of Common Stock, along with a cash payment of approximately $0.5 million, as a fee to the placement agent in certain of the transactions. All of the warrants have a five-year term, running from their respective dates of issuance, and are immediately exercisable. The Company relied on the exemption provided by Section 4(a)(2) of the Securities Act in connection with the foregoing transactions.

After giving effect to the foregoing transactions, the number of shares of Common Stock outstanding as of December 23, 2015 was 98,106,100.

Item 5.02	Unregistered Sales of Equity Securities.

On December 21, 2015, the Compensation Committee of the Board of Directors of the Company passed a resolution to extend the expiration dates of certain outstanding stock option awards under the CytoDyn Inc. 2004 Stock Incentive Plan (the “2004 Incentive Plan”) and the CytoDyn Inc. 2012 Equity Incentive Plan, as amended (the “2012 Incentive Plan” and, together with the 2004 Incentive Plan, the “Incentive Plans”).

For each outstanding stock option award issued to a current employee or director of the Company under the Incentive Plans that had a five-year expiration term, whether such award was vested or unvested, the expiration term was extended by an additional five years, but only to the extent that the award was not “in-the-money” based upon the closing price of the Company’s Common Stock, or $0.81 per share, as of December 21, 2015. The other terms and conditions of such stock option awards, and all of the terms and conditions of any other stock option awards outstanding under the Incentive Plans, remained unchanged.

In total, the Company extended the expiration dates of 1,924,513 options, with a weighted average exercise price of approximately $1.39 per share, to dates ranging between July 31, 2021 and December 4, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CytoDyn Inc.

December 24, 2015	By:	/s/ Michael D. Mulholland
		Name:	Michael D. Mulholland
		Title:	Chief Financial Officer